                              DEWEY BALLANTINE LLP

                         1775 PENNSYLVANIA AVENUE, N.W.
                           WASHINGTON, D.C. 20006-4605
                        TEL 202 862-1000 FAX 202 862-1093

                                  May 16, 2006

To the Addressees Listed on
Schedule I Attached Hereto

          Re: Long Beach Acceptance Auto Receivables Trust 2006-A Asset-Backed
              Notes

Ladies and Gentlemen:

          We have acted as tax counsel for Long Beach Acceptance Receivables
Corp., a Delaware corporation (the "Depositor"), Long Beach Acceptance
Receivables Corp. Warehouse I, a Delaware corporation ("LBARC-WI") and Long
Beach Acceptance Corp., a Delaware corporation ("LBAC"), in connection with the issuance by Long Beach Acceptance Auto Receivables Trust 2006-A (the "Issuing
Entity") of $81,675,000 5.150% Asset-Backed Notes, Class A-l (the "Class A-l
Notes"), $146,000,000 5.364% Asset-Backed Notes, Class A-2 (the "Class A-2
Notes"), $90,000,000 5.418% Asset-Backed Notes, Class A-3 (the "Class A-3
Notes"), $132,325,000 5.500% Asset-Backed Notes, Class A-4 (the "Class A-4
Notes" and together with the Class A-l Notes, Class A-2 Notes and Class A-3
Notes, the "Notes") which will be issued pursuant to an Indenture (the
"Indenture") dated as of May 1, 2006 between the Issuing Entity and Wells Fargo
Bank, National Association (the "Indenture Trustee") and the Class C Certificate
and the Class R Certificate pursuant to a Trust Agreement dated as of February
28, 2006 between the Depositor and Wilmington Trust Company, as owner trustee
(the "Owner Trustee") as amended and restated as of May 1, 2006 (as amended and restated, the "Trust Agreement"). Unless otherwise indicated, all capitalized terms used herein shall have the meanings assigned to such terms in Annex A to the Sale and Servicing Agreement dated as of May 1, 2006, among the Depositor, the Issuing Entity, LBAC and Wells Fargo Bank, National Association as back-up servicer and trust collateral agent (the "Sale and Servicing Agreement").

          As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Indenture and the exhibits attached thereto, the Trust Agreement and the exhibits attached thereto, the Sale and Servicing Agreement and the exhibits attached thereto, and such other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by LBAC and Greenwich Capital Markets, Inc, as representative of the Underwriters (in such capacity, the "Representative").

       NEW YORK WASHINGTON, D.C. LOS ANGELES EAST PALO ALTO HOUSTON AUSTIN
               LONDON WARSAW BUDAPEST PRAGUE FRANKFURT MILAN ROME

To the Addressees Listed on
Schedule I Attached Hereto
May 16, 2006

          We have examined the question of whether the Notes issued under the
Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof.
These authorities are subject to change and to differing interpretations, which could apply retroactively. Our opinion is not binding on the courts or the
Internal Revenue Service (the "IRS").

          In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled.
The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

          Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

          (a) The Notes will be properly characterized as indebtedness because:
     (i) the characteristics of the transaction strongly indicate that, in economic substance, the transaction is the issuance of indebtedness; (ii)
     the form of the transaction is an issuance of indebtedness; and (iii) the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes;

          (b) Assuming compliance with the terms of the Trust Agreement and related documents, the Issuing Entity will not be characterized as an association (or publicly traded partnership) taxable as a corporation; and

          (c) The statements (i) in the Prospectus under the heading "Summary of
     Prospectus--Material Federal Income Tax Consequences," (ii) in the
     Prospectus Supplement and the Amended Free Writing Prospectus under the heading "Summary--Material Federal Income Tax Consequences," and (iii) in
     the Prospectus, the Prospectus Supplement and the Amended Free Writing
     Prospectus under the heading "Material Federal Income Tax Consequences,"
     insofar as they purport to constitute a summary of matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and subject to the exceptions, limitations and qualifications contained therein, constitute an accurate summary of the matters described therein in all material respects.

To the Addressees Listed on
Schedule I Attached Hereto
May 16, 2006

          We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of the addressees hereof and it may not be relied on by any other party.

                                   ----------

     Pursuant to U.S. Treasury Department Circular 230, any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties. Further, this advice was written to support the promotion or marketing of the transaction and/or matters addressed herein and each affected party should seek advice based on its particular circumstances from an independent tax advisor.

                                        Very truly yours,

                                        Dewey Ballantine LLP

                                   SCHEDULE I

Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830

Greenwich Capital Financial Products,
Inc.
600 Steamboat Road
Greenwich, Connecticut 06830

Citigroup Global Markets Inc.
390 Greenwich Street, 38th Floor
New York, New York 10013

Long Beach Acceptance Corp.
One Mack Centre Drive
Paramus, New Jersey 07652

Long Beach Acceptance Receivables
Corp.
One Mack Centre Drive
Paramus, New Jersey 07652

Long Beach Acceptance Receivables
Corp. Warehouse I
One Mack Centre Drive
Paramus, New Jersey 07652

Standard & Poor's Ratings Services,
a division of The McGraw-Hill
Companies, Inc.
55 Water Street
New York, New York 10041

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

Financial Security Assurance Inc.
31 West 52nd Street
New York, New York 10019

Wilmington Trust Company
1100 North Market Street
Wilmington, Delaware 19890-0001

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479